UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 16, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 16, 2015, AT&T Inc. ("AT&T", "we" or "the Company") provided updated information regarding certain fourth-quarter items.

For the quarter ended December 31, 2014, we expect to record a noncash, pre-tax loss of approximately $7.9 billion related to actuarial gains and losses on pension and postemployment benefit plans. At December 31, 2014, we decreased our assumed discount rates used to measure our pension obligation to 4.3% and to 4.2% for our postretirement obligation. These reductions resulted in an actuarial loss of approximately $7.9 billion. Also contributing to the amount were losses due to updated mortality assumptions offset by asset gains in excess of our assumed rate of return as well as demographic changes and other assumptions. Actuarial gains and losses are managed on a total company basis and are, accordingly, reflected only in consolidated results. Therefore, this loss will not affect segment operating results or margins.

Our fourth-quarter 2014 operating results will also include a $2.1 billion noncash charge for the abandonment in place of certain network assets. During the fourth quarter, we performed an analysis of our network assets and determined that specific copper assets will not be necessary to support future network activity, due to declining customer demand for our legacy voice and data products and the migration of our networks to next generation technology. This decision by management will not be considered in our assessment of segment performance and therefore, this charge will be reflected only in consolidated results and will not affect segment operating results or margins.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 16, 2015	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller